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Exhibit 10.5

EMPLOYMENT AGREEMENT
OF DAVIDI GILO
WITH
VYYO INC.

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of the 10th day of February, 2006, by and between VYYO INC., a Delaware corporation (hereinafter the "Corporation"), and DAVIDI GILO (hereinafter "Gilo").

RECITALS

        A.    The Corporation has employed Gilo as Chief Executive Officer and/or Chairman of the Board.

        B.    In connection with Gilo's employment with the Corporation, the Corporation and Gilo desire to enter into this Employment Agreement according to the terms and conditions set forth below.

AGREEMENT

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Employment Duties.

        a.    General.    The Corporation hereby agrees to employ Gilo, and Gilo hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

        b.    Corporation's Duties.    The Corporation shall allow Gilo to, and Gilo shall, perform responsibilities normally incident to the position of Chief Executive Officer and/or Chairman of the Board, commensurate with his background, education, experience and professional standing. The Corporation shall provide Gilo with such office equipment, supplies, customary services and cooperation suitable for the performance of his duties.

        c.    Gilo's Duties.    Unless otherwise agreed to by the parties, Gilo shall serve as Chief Executive Officer and/or Chairman of the Board of the Corporation, subject to the vote of the shareholders and Board as applicable. Gilo shall devote approximately thirty (30) hours per week to the business of the Corporation, and shall not become engaged to render similar services on behalf of any other entity while employed hereunder which is in any way competitive to the Corporation, without the consent of the Corporation's Board of Directors. Gilo shall report directly to the Corporation's Board of Directors.

2.    Term.    The initial term of this employment agreement is three (3) years. Thereafter, this Agreement may be renewed by Gilo and the Corporation on such terms as the parties may agree to in writing. Absent written notice to the contrary, thirty (30) days prior to the end of the initial three (3) year employment term, this Agreement will be automatically renewed for consecutive one (1) year extensions. Should the term of employment not be renewed after the expiration of the first three (3) year term, Gilo shall be entitled to eighteen (18) months salary as severance in exchange for a release as to any and all claims Gilo may have against the Corporation.

3.    Compensation.    Gilo shall be compensated as follows:

        a.    Fixed Salary.    Gilo shall receive a fixed annual salary of Four Hundred Thousand Dollars ($400,000). The Corporation agrees to review the fixed salary on or before December 31, 2006, and thereafter at the end of each calendar year during the employment term based upon Gilo's services and the financial results of the Corporation, and to make such increases as may be determined appropriate in the sole discretion of the Corporation's Compensation Committee or Board of Directors.

        b.    Payment.    Gilo's fixed salary shall be payable on a semi-monthly basis, in accordance with the Corporation's usual payroll practices.

        c.    Bonus Compensation.    During the Employment Term, Gilo shall participate in such bonus plan(s) adopted by the Corporation's Board of Directors, from time to time. Gilo shall be entitled to receive an additional annual bonus based on his performance and that of the Corporation each year as determined by the Board of this Corporation, or its Compensation Committee. The bonus shall be prorated should Gilo's employment terminate prior to the full calendar year.

        d.    Stock Options.    Gilo shall be eligible for certain stock options that may be awarded by the Corporation, from time to time.

        e.    Vacation.    Gilo shall accrue paid vacation at the rate of thirty (30) days for each twelve (12) months of employment. Gilo shall be compensated at his usual rate of compensation during any such vacation. Gilo shall be entitled to paid holidays as generally given by the Corporation. Gilo shall receive sick leave or disability leave in accordance with the terms of the Corporation's standard sick leave or disability leave policy.

        f.    Benefits.    During the employment term, Gilo and his dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time. Gilo shall also be entitled to Director and Officer ("D&O") insurance in such amounts and coverage and such indemnification provisions as are afforded other officers and directors of the Corporation. Benefits under this Section 3.f. will be paid by the Corporation.

        g.    Expenses.    The Corporation shall reimburse Gilo for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time. In addition, Gilo shall be reimbursed for the reasonable costs associated with cellular telephone usage and shall be entitled to reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for Chief Executive Officers and/or Chairmen of the Board. As a condition of payment or reimbursement, Gilo agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly or more frequent basis in accordance with the Corporation's reimbursement policies.

4.    Confidentiality and Competitive Activities.    Gilo agrees that during the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's business and plans. Gilo agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation. Notwithstanding anything in the foregoing to the contrary, Gilo shall be allowed to invest as a shareholder in publicly traded companies, or through a venture capital firm or an investment pool.

5.    Trade Secrets.

        a.    Special Techniques.    It is hereby agreed that the Corporation has developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Corporation's Property"). It is expected that Gilo will gain knowledge of and utilize the Corporation's Property during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Corporation's Property.

        b.    Corporation's Property.    It is hereby stipulated and agreed that the Corporation's Property shall remain the Corporation's sole property. In the event that Gilo's employment is terminated, for whatever reason, Gilo agrees not to copy, make known, disclose or use, any of the Corporation's Property without the Corporation's prior written consent. In such event, Gilo further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months after any termination of this Agreement. Gilo agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Gilo or others) comprising or containing the Corporation's Property. Gilo recognizes that violation of covenants and agreements contained in this Section 5 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages.

6.    Termination.

        a.    General.    The Corporation may terminate this Agreement without cause, on ninety (90) days written notice. Gilo may voluntarily terminate his employment hereunder upon ninety (90) days' advance written notice to the Corporation.

        b.    Termination for Cause.    The Corporation may immediately terminate Gilo's employment at any time for cause. Termination for cause shall be effective from the receipt of written notice thereof to Gilo specifying the grounds for termination and all relevant facts. Cause shall be deemed to include: (i) material neglect of his duties or a significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure; (ii) fraud, embezzlement, defalcation or conviction of any felonious offense; or (iii) intentionally imparting confidential information relating to the Corporation or any of its subsidiaries or their business to competitors or to other third parties other than in the course of carrying out his duties hereunder. The Corporation's exercise of its rights to terminate with cause shall be without prejudice to any other remedies it may be entitled at law, in equity, or under this Agreement.

        c.    Termination Upon Death or Disability.    This Agreement shall automatically terminate upon Gilo's death. In addition, if any disability or incapacity of Gilo to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation) out of any one hundred twenty (120) calendar day period, the Corporation may terminate Gilo's employment upon written notice. Payment of salary to Gilo during any sick leave shall only be to the extent that Gilo has accrued sick leave or vacation days.

        d.    Severance Pay.    If this Agreement is terminated by the Corporation without cause pursuant to Section 6.a. (above), the Corporation shall pay Gilo a severance fee equal to the greater of (a) the full amount of the compensation that he could have expected under this Agreement (without bonus), as and when payable under this Agreement, without deduction except for tax withholding amounts, through the end of the term; or (b) eighteen (18) months of his then-current salary without bonus, subject to tax withholding amounts and any unvested options held by Gilo shall vest immediately, in exchange for a release as to any and all claims Gilo may have against the Corporation. If this agreement is terminated without cause after the initial three (3) year term the Corporation shall pay Gilo a severance fee of eighteen (18) months of his then current salary without bonus, subject to tax withholding amounts, and any unvested options held by Gilo shall vest immediately, in exchange for a release as to any and all claims Gilo may have against the Corporation. If this Agreement is terminated by the Corporation for cause, pursuant to Section 6.b, the Corporation shall pay to Gilo a severance fee equal to three (3) months of his then-current salary without bonus, subject to tax withholding amounts, in exchange for a release as to any and all claims Gilo may have against the Corporation. There shall be a nine (9) month severance in the event that this Agreement is terminated voluntarily by Gilo.

7.    Corporate Opportunities.

        a.    Duty to Notify.    In the event that Gilo, during the employment term, shall become aware of any material and significant business opportunity directly related to any of the Corporation's significant businesses, Gilo shall promptly notify the Corporation's Board of such opportunity. Gilo shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to take appropriate action within thirty (30) days. Gilo's duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of California relating to the fiduciary duties of an agent or employee.

        b.    Failure to Notify.    In the event that Gilo fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of the Corporation, Gilo shall be deemed to have violated the provisions of this Section notwithstanding the following:

          i.      The capacity in which Gilo shall have acquired such opportunity; or

          ii.     The probable success in the Corporation's hands of such opportunity.

8.    Miscellaneous.

        a.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

        b.    No Implied Waivers.    The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

        c.    Personal Services.    It is understood that the services to be performed by Gilo hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Gilo. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

        d.    Severability.    If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

        e.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware,

        f.    Notices.    All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

        g.    Merger, Transfer of Assets, or Dissolution of the Corporation.    This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets. Upon such merger all unvested options held by Gilo shall be vested immediately.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VYYO INC. a Delaware corporation 4015 Miranda Ave Palo Alto, CA 94304		DAVIDI GILO

By:	/s/ LEWIS BROAD Lewis Broad, Chairman of the Compensation Committee	/s/ DAVIDI GILO (Signature)

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  Exhibit 10.5
EMPLOYMENT AGREEMENT OF DAVIDI GILO WITH VYYO INC.
RECITALS
AGREEMENT